Exhibit 1.01

Energizer Holdings, Inc.
Conflict Minerals Report

For the Reporting Period from January 1, 2025 to December 31, 2025

This Conflict Minerals Report for the year ended December 31, 2025 is provided by Energizer Holdings, Inc. (“Energizer”, “Company”, “we”, “us” and “our”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). Under the Rule, we are required to make certain disclosures regarding our manufactured products that contain conflict minerals, provided those conflict minerals are necessary to the functionality or production of those products. As defined by the Rule, and for purposes of this report, the conflict minerals are cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, and tungsten (“Conflict Minerals”; tin, tantalum, tungsten and gold collectively are referred to as “3TG”).

As detailed below, based on our reasonable country of origin inquiry, Energizer has no reason to believe that the 3TG in any of our products is funding armed conflict in the Democratic Republic of Congo (“DRC”) or an adjoining country (collectively, the “Covered Countries”). However, it remains challenging for many companies and their suppliers (including us and our suppliers) to gather complete and reliable data. Consequently, we exercised due diligence on the Conflict Minerals’ origin and chain of custody, and we are providing this Conflict Minerals Report to describe our due diligence processes and results.

Company Overview

Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, Missouri, is one of the world’s largest manufacturers and distributors of primary batteries, portable lights, and auto care appearance, performance, refrigerant, and fragrance products. Our portfolio of globally recognized brands include Energizer®, Armor All®, Eveready®, Rayovac®, STP®, A/C Pro®, Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL®, Eagle One®, Nu Finish®, Son of a Gun®, Scratch Doctor®, Tuff Stuff®, NEVR-DULL®, Carnu®, Grand Prix®, Kit®, Tempo® and Centralsul®. As a global branded consumer products company, Energizer’s mission is to lead the charge to deliver value to our customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.

The Company identified Conflict Minerals contained in products: (i) for which Conflict Minerals are necessary to the functionality or production of those products; (ii) that were manufactured by, or contracted to be manufactured for, us; (iii) for which the manufacture was completed during calendar year 2025; and (iv) with respect to Conflict Minerals in such products, for which we were unable to reasonably determine that all of the Conflict Minerals contained therein did not originate in the Covered Countries (or did not come from recycled or scrap sources) (collectively, the “Covered Products”). We believe that Conflict Minerals are present in the following products: round cell alkaline batteries, round cell carbon zinc batteries, lighting, and chargers.

Conflict Minerals Policy

We have adopted a conflict minerals policy which expresses Energizer’s goal to ensure all 3TG used in our products is “DRC conflict-free”. Our policy is publicly available on our website at https://www.energizerholdings.com/company/partners-suppliers/overview. The website and information accessible through it are not incorporated into this document.

Supply Chain

A number of Energizer’s products contain advanced components and compounds manufactured by our suppliers. These suppliers may manufacture the components themselves or source some or all of the production to their suppliers. These suppliers may do the same with lower tier suppliers. We rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us - including sources of 3TG that are supplied to them from lower tier suppliers. Contracts with our suppliers are frequently in force for three to five years or more, and we cannot unilaterally impose new contract terms or flow-down requirements. As we enter into new contracts, or our contracts renew, we have sought to include a clause under which our suppliers undertake that no 3TG that originated in the Covered Countries are incorporated in, or necessary to, the functionality or production of any product delivered to us, including in any component manufactured of such product by a third party.

Under the terms of these contracts, it will take a number of years to ensure that all of our supplier contracts contain appropriate clauses. In the meantime, as described below, we are working with our suppliers to obtain 3TG sourcing information.

Due to the size of our supply base, it is not practicable to conduct a survey of all of our suppliers and we determined a reasonable approach was to conduct a survey of the suppliers who provided raw materials for products containing 3TG in relevant product supply chains as well as sourced product suppliers in 2025. We assessed our industry as well as others and concluded that the risk-based approach was consistent with how many peer companies approached the Rule. We also implemented software designed to facilitate and track our supplier surveys.

Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it was difficult to identify actors upstream from our direct suppliers. As we do not typically have a direct relationship with 3TG smelters and refiners, we are engaged and actively cooperate with other major manufacturers in our sector and other sectors. Accordingly, we participate in a number of industry-wide initiatives, including the Responsible Minerals Initiative (RMI), an industry-wide initiative supporting upstream actors in the supply chain, through our supply chain data management service provider, Assent Compliance.

Reasonable Country of Origin Inquiry (RCOI) Results

To determine whether necessary 3TGs in products originated in Conflict-Affected and High-Risk Areas, Energizer retained a third-party supply chain data management service provider, Assent Inc. (“Assent”), to assist us with reviewing the supply chain and identifying risks. The Company provided Assent with a list of suppliers and parts associated with the in-scope products. To trace materials, and demonstrate transparency procured by the supply chain, Energizer utilized the Conflict Minerals Reporting Template (“CMRT”) Version 6.5 or higher to conduct a survey of all in-scope suppliers.

During the supplier survey, Assent contacted suppliers utilizing a software-as-a-service (SaaS) platform that enables users to complete and track supplier communications, and allows suppliers to upload completed CMRTs directly to the platform for validation, assessment and management. The platform also provides functionality that meets the OECD Guidance (defined below) process expectations by evaluating the quality of each supplier response and assigning a health score based on the supplier’s declaration of process engagement.

Through Assent, Energizer requested that all in-scope suppliers complete a CMRT. Training and education to guide suppliers on best practices and the use of this template was included. Assent monitored and tracked all communications in the platform for future reporting and transparency. Energizer directly contacted suppliers that were unresponsive to communications during the diligence process and requested these suppliers complete the CMRT.

Our program continues to include automated data validation on all submitted CMRTs. The results of this data validation contribute to the program’s health assessment and are shared with the suppliers to ensure they understand areas that require clarification or improvement.

Design of Due Diligence Framework

Our due diligence framework was designed to conform, in material respects, with the framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”) and the related Supplements for 3TG.

Due Diligence Measures Performed

Due diligence measures we performed included, but were not limited to:
– Establishing strong management and controls systems and communicating our policy on conflict minerals to direct suppliers;
– Communicating the commitments and requirements expected of our direct suppliers, supported by training and resources, and email and phone dialogues;
– Designing and implementing a strategy to respond to risks and determining whether 3TG smelter and refiner names were included on the Responsible Minerals Initiative’s Conformant Smelter Report (“CSR”). The CSR is generally understood to contain the names of smelters and the associated risk level of their mineral sourcing;
– Carrying out independent third-party audit of supply chain due diligence at identified points in the supply chain; and
– Reporting annually on supply chain due diligence.

Due Diligence Results

Through requesting our suppliers to complete the CMRT, we determined that seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain. We identified approximately 126 3TG smelters and refiners included in our suppliers’ supply chains. Nonetheless, most of our supplier responses were provided at a company level. Many suppliers did not provide verifiable smelter or processing information or responded at a company-wide level which did not allow us to conclude that the Conflict Minerals were processed by any one particular facility. Based on the information provided by our suppliers, we could not identify how many of these smelters produced materials specifically used in the Covered Products. Therefore, it is possible that none of the materials from these smelters actually entered our supply chain. The list of 3TG smelters and refiners and the identified countries of origin are included as Appendix A. Accordingly, Energizer believes it is reasonable to conclude that the Covered Products are “DRC conflict undeterminable,” as defined in the Rule.

Steps to be taken to mitigate risk

We intend to take the following steps to improve the due diligence conducted to further mitigate risk that the necessary Conflict Minerals in our Products could benefit armed groups in the DRC or adjoining countries:

– Continue to incorporate a Conflict Minerals flow-down clause in new or renewed supplier contracts;
– Engage with suppliers and direct them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses;
– Engage any of our suppliers found to be supplying us with 3TG from sources that support conflict in the DRC or any adjoining country to establish an alternative source of 3TG that does not support such conflict; and
– Work with relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.

Appendix A - List of 3TG Smelters/Refiners and Identified Countries of Origin

Based on the information that was provided by the in-scope suppliers and otherwise obtained through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the Conflict Minerals contained in the Covered Products included the smelters and refiners listed below. We are unable to definitively link the identified 3TG smelters and refiners to only those products and materials in our supply chain; therefore our 3TG smelter and refiner list likely contains more processing facilities than are actually in our supply chain and used to manufacture the Covered Products.

Based on the information obtained pursuant to the due diligence process, the Company does not have sufficient information to conclusively determine the country of origin of all of the Conflict Minerals in the Covered Products. At the same time, we received no information from our in-scope suppliers indicating that the 3TG in our Covered Products directly or indirectly financed or benefited armed groups in the Covered Countries. Also, due to the manner in which our in-scope suppliers disclosed country of origin information, we do not believe that all of the countries named are actually in our supply chain or Covered Products. However, based on the information that has been obtained, the Company has reasonably determined that the Conflict Minerals may have originated from the countries listed in the table below.

Based on the information obtained pursuant to the due diligence process, the Company believes there is a risk that the Covered Products may contain Conflict Minerals from the Covered Countries. The Company’s due diligence into the supply chain was unable to determine whether any of the Covered Products did or did not contain any Conflict Minerals from any Covered Country, as defined in the Rule.

Appendix A: Smelter List

Metal	Smelter Name	Smelter Facility Location
Tin	PT Timah Tbk Mentok	Indonesia
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
Tin	Thaisarco	Thailand
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Asahi Pretec Corp.	Japan
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Mitsubishi Materials Corporation	Japan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Tin	Dowa	Japan
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	PT Timah Tbk Kundur	Indonesia
Tin	Rui Da Hung	Taiwan, Province Of China
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Aurubis Beerse	Belgium

Tin	Aurubis Berango	Spain
Tin	China Tin Group Co., Ltd.	China
Tungsten	A.L.M.T. Corp.	Japan
Gold	Agosi AG	Germany
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asaka Riken Co., Ltd.	Japan
Tungsten	Kennametal Huntsville	United States Of America
Gold	Aurubis AG	Germany
Gold	Boliden Ronnskar	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	Chimet S.p.A.	Italy
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Tin	EM Vinto	Bolivia (Plurinational State Of)
Tantalum	F&X Electro-Materials Ltd.	China
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tungsten	Global Tungsten & Powders LLC	United States Of America
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Heraeus Germany GmbH Co. KG	Germany
Gold	Istanbul Gold Refinery	Turkey
Tungsten	Japan New Metals Co., Ltd.	Japan
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Gold	Asahi Refining USA Inc.	United States Of America
Gold	Asahi Refining Canada Ltd.	Canada
Gold	LS MnM Inc.	Korea, Republic Of
Gold	Materion	United States Of America
Tin	Metallic Resources, Inc.	United States Of America
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States Of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan

Gold	MKS PAMP SA	Switzerland
Tin	PT Mitra Stania Prima	Indonesia
Gold	Royal Canadian Mint	Canada
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States Of America
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States Of America
Tantalum	FIR Metals & Resource Ltd.	China
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	Masan High-Tech Materials	Viet Nam
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH	Germany
Tantalum	Materion Newton Inc.	United States Of America
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tantalum	Global Advanced Metals Boyertown	United States Of America
Tantalum	Global Advanced Metals Aizu	Japan
Tungsten	Niagara Refining LLC	United States Of America
Gold	WIELAND Edelmetalle GmbH	Germany
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	Tin Technology & Refining	United States Of America
Tin	PT Mitra Sukses Globalindo	Indonesia
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Tin	Alpha Assembly Solutions Inc	United States Of America
Gold	Kennecott Utah Copper LLC	United States Of America
Tin	PT Prima Timah Utama	Indonesia
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Valcambi S.A.	Switzerland
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tin	PT ATD Makmur Mandiri Jaya	Indonesia

Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China
Tin	PT Cipta Persada Mulia	Indonesia
Tin	Luna Smelter, Ltd.	Rwanda
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Jiangxi Copper Co., Ltd.	China
Gold	Shandong Gold Smelting Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	PT Rajehan Ariq	Indonesia
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic Of The
Gold	Japan Mint	Japan